Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the
Delaware General Corporation Law

Pursuant to the authority granted to and vested in the Board of Directors of Argyle Security, Inc., a Delaware corporation (the “Corporation”) by the provisions of its Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), its Board of Directors has duly adopted the following resolutions effective as of April 21, 2008 (the “Effective Date”) creating the Series A Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article Fourth of the Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series A Convertible Preferred Stock, to consist of a maximum of 18,750 shares, par value $0.0001 per share, of which the preferences and relative and other rights and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Certificate of Incorporation) as follows:

1.             Number and Designation.  Eighteen Thousand Seven Hundred and Fifty (18,750) shares of the Preferred Stock of the Corporation shall be designated as Series A Convertible Preferred Stock (the “Series A Preferred”).

2.             Rank.  The Series A Preferred shall, with respect to dividend rights, redemption rights and rights upon Liquidation, rank (a) senior and prior to all classes or series of common stock of the Corporation, including the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), and each other class or series of Capital Stock of the Corporation, the terms of which provide that such class or series shall rank junior to the Series A Preferred, (b) junior to each class or series of Capital Stock of the Corporation, the terms of which provide that such class or series shall rank senior or prior to the Series A Preferred, if any, and (c) on a parity with each class or series of Capital Stock of the Corporation, the terms of which provide that such class or series shall rank on a parity with the Series A Preferred, if any.  All equity securities of the Corporation to which the Series A Preferred ranks senior and prior (whether with respect to dividends, redemption, or upon Liquidation or otherwise), including the Common Stock, and any rights or options exercisable or convertible therefor, are collectively referred to herein as the “Junior Securities.”  All equity securities of the Corporation with which the Series A Preferred ranks on a parity (whether with respect to dividends, redemption or upon Liquidation), if any, and any rights or options exercisable or convertible therefor, are collectively referred to herein as the “Parity Securities.”  All equity securities of the Corporation to which the Series A Preferred ranks junior (whether with respect to dividends, redemption or upon Liquidation or otherwise), if any, and any rights or options exercisable or convertible therefor, are collectively referred to herein as the “Senior Securities.”

3.             Dividends.

(a)           The holders of the Series A Preferred shall be entitled to receive, on a cumulative basis, cash dividends, when, as and if declared by the Board, out of any funds legally available therefor, at the greater of the (i) the accrued and unpaid dividends based upon the Dividend Rate (as defined below) or (ii) the Common Stock Dividend Equivalent (as defined below), if any; provided, however, such cash dividends shall be paid not later than the earlier of (i) the date any dividend is paid on the Common Stock, (ii) a Liquidation or (iii) the conversion of the Series A Preferred with respect to the shares of Series A Preferred so converted.  Dividends on Series A Preferred shall continue to accrue, whether or not declared, on a daily basis from the date of original issuance to the first dividend payment date and shall accrue thereafter between each successive dividend payment date.  “Dividend Rate” shall mean 3% of the Original Issue Price per annum compounded annually for each share of Series A Preferred (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).  “Common Stock Dividend Equivalent” means the aggregate amount equal to the dividend payable on any share of Common Stock multiplied by the then existing Series A Conversion Ratio.

(b)           Dividends on the Series A Preferred shall be prior to and in preference to any declaration or payment of any dividend or distribution (other than dividends or distributions payable in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on any Junior Securities.  The foregoing shall not preclude the declaration and payment of dividends in the required amounts to the holders of any Parity Securities, so long as such dividends or distributions are declared and paid ratably with the Series A Preferred based upon the relative aggregate liquidation values of the Series A Preferred and any series of Parity Securities.  To illustrate the preceding sentence, if subsequent to the date hereof, shares of Series B Preferred Stock are issued as a Parity Security, and the Series A Preferred and such Series B Preferred Stock are the only series of Parity Securities outstanding as of the date of dividend declaration, and the aggregate Liquidation Values of all shares of Series A Preferred is $2,000 and the aggregate liquidation value of all shares of Series B Preferred Stock is $500, and if the Corporation declares a $500 dividend, then each holder of Series A Preferred shall be entitled to receive its pro rata share of $400, and each holder of Series B Preferred Stock shall be entitled to receive its pro rata share of $100.

4.             Liquidation Preference.  In the event of any Liquidation, whether voluntary or involuntary, distributions shall be made to the holders of the Series A Preferred in the following manner:

(a)           Preference.  After payment of all amounts due to the holders of Senior Securities, if any, and before payment of any amount to the holders of Junior Securities, each holder of Series A Preferred shall be entitled to receive, from the assets of the

Corporation available for distribution to holders of its securities, an amount equal to the greater of (i) the Liquidation Value of each share of Series A Preferred held thereby, or (ii) the amount such holder would receive if all of the outstanding shares of Series A Preferred were converted into shares of Common Stock in accordance with Section 5(a) below immediately prior to such Liquidation.  If, upon the occurrence of a Liquidation, the assets and funds available for distribution among the holders of the Series A Preferred shall be insufficient to permit the payment in full of the Liquidation Value of all of the outstanding Series A Preferred and all of the outstanding Parity Securities, if any, then the entire assets and funds of the Corporation so available after payment of all amounts due to holders of Senior Securities, if any, and before payment of any amount to the holders of Junior Securities shall be distributed ratably in respect of the Series A Preferred and such Parity Securities based upon the relative aggregate liquidation values of such securities.  To illustrate the preceding sentence, if subsequent to the date hereof , shares of Series B Preferred Stock are issued as a Parity Security, and the Series A Preferred and such Series B Preferred Stock are the only series of Parity Securities outstanding at the time of the Liquidation, and the aggregate Liquidation Values of all shares of Series A Preferred is $2,000 and the aggregate liquidation values of all shares of Series B Preferred Stock is $500, and if the Corporation has $500 available for distribution, then each holder of Series A Preferred shall be entitled to receive its pro rata share of $400, and each holder of Series B Preferred Stock shall be entitled to receive its pro rata share of $100.

(b)           Remaining Assets.  If assets are remaining after payment of the full preferential amount with respect to the Series A Preferred and Parity Securities, if any, set forth in Section 4(a), then the Corporation shall make distributions in respect of the Junior Securities according to the relative rights and preferences thereof.

(c)           Conversion Rights Not Impaired.  Nothing in this Section 4 shall in any way limit the right of each holder of shares of Series A Preferred to elect to convert such shares into shares of Common Stock in accordance with Section 5(a) hereof at any time at or prior to the effectiveness of any Liquidation.

(d)           Valuation of Securities and Property.  The Corporation may only distribute assets other than cash to holders of the Series A Preferred in connection with any Liquidation, on the prior written consent of the holders of a majority of the Series A Preferred, and in such case, the value of the assets to be distributed to the holders of Series A Preferred shall be the Market Price of such assets.

(e)           Notice.  At least 30 days prior to the occurrence of any Liquidation, the Corporation shall furnish to each holder of Series A Preferred notice of such Liquidation in accordance with Section 9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing the facts of such Liquidation and stating in reasonable detail (i) the estimated amount(s) per share of Series A Preferred that such holder would receive pursuant to this Section 4 in connection with such Liquidation and (ii) by comparison, the amount the holder of each share of Common Stock would receive, assuming for purposes of such calculation that no holder of Capital Stock converts same to Common Stock at or prior to the effectiveness of such Liquidation.

5.             Conversion.  The holders of the Series A Preferred shall have conversion rights as follows (the “Conversion Rights”):

(a)           Optional Conversion.  Each share of the Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred, into (i) a cash payment equal to the accrued and unpaid dividends as of the effective time of the conversion and (ii) such number of fully paid and nonassessable shares of Common Stock, as is determined by dividing the Original Issue Price by the Series A Conversion Price (the “Series A Conversion Ratio”), determined as hereinafter provided, in effect at the time of conversion.  The Series A Conversion Price is $8.00 per share of Common Stock (the “Series A Conversion Price”) and shall be subject to adjustment as hereinafter provided.

(b)           Automatic Conversion.  Each share of the Series A Preferred shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Ratio upon the written consent of the holders of eighty percent (80%) of the then-outstanding Series A Preferred.

Upon the occurrence of such automatic conversion of the Series A Preferred, the holders of the Series A Preferred shall surrender the certificates representing such shares at the office of the Corporation or of any transfer agent for the Series A Preferred.  Thereupon, there shall be paid, issued and delivered to such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates and stock records of the Corporation, (i) a cash payment to such holders of Series A Preferred equal to the accrued and unpaid dividends as of the date on which said automatic conversion occurred on the converted shares of Series A Preferred and (ii) a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which said automatic conversion occurred.

(c)           Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred and the number of shares of Common Stock to be issued upon such conversion shall be rounded down to the nearest whole share.  Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the greater of (i) the Market Price or (ii) that fractional interest of the Series A Conversion Price, in each case on the Conversion Date.  Except as provided in Section 5(b), before any holder of Series A Preferred shall be entitled to convert the same into whole shares of Common Stock, such holders shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that he elects to convert the same.  The Corporation shall, as soon as practicable thereafter, (i) pay an amount of cash to such holder of Series A Preferred equal to the accrued and unpaid dividends as of the effective time of the conversion on the converted shares of Series A Preferred and (ii) deliver at such office to such holder of Series A Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  In addition, if less than all of the shares represented by such certificates are surrendered for conversion pursuant to Section 5(a) the Corporation shall issue and deliver to such holder a new certificate for the balance of the shares of Series A Preferred not so converted.  Except as provided in Section 5(b), such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate for the shares of Series A Preferred to be converted, and the person or persons entitled to receive the accrued and unpaid cash dividends and the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d)           Adjustment to Conversion Price of Series A Preferred for Diluting Issues.

(i)            Special Definitions.  For purposes of this Section 5(d), the following definitions shall apply:

(A)          “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 5(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:  (1) upon conversion of shares of, or a dividend or distribution on, Series A Preferred; (2) to officers, directors or employees or consultants to the Corporation pursuant to a stock grant, stock option plan, stock purchase plan or other stock incentive agreement approved by the Board (collectively, the “Plans”), up to an aggregate maximum of 1,000,000 shares of Common Stock; (3) by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common by the foregoing clauses (1) and (2) or this clause (3); (4) as a result of the exercise of any option or warrant to purchase Common Stock outstanding as of the Original Issue Date, (5) for which adjustment to the Series A Conversion Price is made pursuant to Section 5(d)(vi); (6) as a result of the exercise of the “Rodman Warrants” issued by the Corporation pursuant to the December 18, 2007 letter agreement between the Corporation and Rodman and Renshaw, LLC, or (7) upon the approval of the holders of a majority of the then outstanding Series A Preferred (and not on an as-converted basis).

(B)           “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and Series A Preferred Stock) or other securities convertible into or exchangeable for Additional Shares of Common.

(C)           “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common or Convertible Securities.

(D)          “Original Issue Date” shall mean the date on which the first share of Series A Preferred is issued.

(ii)           No Adjustment of Conversion Price.  No adjustment in the Series A Conversion Price shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (determined pursuant to Section 5(d)(v))

for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the then Market Price of a share of Common Stock, in effect on the date of, and immediately prior to, such issuance.

(iii)          Deemed Issue of Additional Shares of Common.

(A)          Options and Convertible Securities.  In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities, other than Options or Convertible Securities exempted pursuant to Section 5(d)(i)(A), or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 5(d)(v) hereof) of such Additional Shares of Common would be less than the Market Price of a share of Common Stock as in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

(1)           no further adjustment in the Series A Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)           if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease; provided, however, that no such adjustment of the Series A Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred;

(3)           if any such Options or Convertible Securities shall expire without having been exercised or converted, the Series A Conversion Price as adjusted upon the issuance of such Options or Convertible Securities (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall be readjusted to the Series A Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common so issued were the Additional Shares of Common, if any, actually issued or sold on the exercise of such Options or the conversion of such Convertible Securities, and such Additional Shares of Common, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities; and

(4)           no readjustment pursuant to clauses (2) or (3) above shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price on the original adjustment date (immediately prior to the adjustment), or (ii) the Series A Conversion Price that results from any actual issuance of Additional Shares of Common between the original adjustment date and such readjustment date.

(iv)          Adjustment of Conversion Price Upon Issuance of Additional Shares of Common.  In the event the Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 5(d)(iii)), without consideration or for a consideration per share less than the Market Price of a share of Common Stock as in effect on the date of and immediately prior to such issue, then and in such event, the Series A Conversion Price for such series in effect immediately prior to the issuance of such Additional Shares of Common shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Series A Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at the Market Price of a share of Common Stock, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common; provided that, for the purposes of this Section 5(d)(iv), the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series A Preferred and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding Options (including those granted pursuant to the Plans) had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but such calculation shall not include any Additional Shares of Common issuable with respect to shares of Series A Preferred, Convertible Securities, or outstanding Options, solely as a result of the adjustment of the Series A Conversion Price (or Series A Conversion Ratio) resulting from the issuance of Additional Shares of Common causing such adjustment.

(v)           Determination of Consideration.  For purposes of this Section 5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

(A)          Cash and Property.  Such consideration shall:

(1)           insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(2)           insofar as it consists of property other than cash, be computed at the Market Price thereof at the time of such issue; and

(3)           in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, by the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

(B)           Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 5(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing:

(1)           the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)           the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi)          Adjustments for Dividends, Distributions, Subdivisions, Combinations or Consolidation of Common Stock.

(A)          Stock Dividends, Distributions or Subdivisions.  In the event the Corporation shall issue Additional Shares of Common pursuant to a stock dividend, stock distribution or subdivision on shares of Common Stock, the Series A Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall concurrently with such stock dividend, stock distribution or subdivision, be proportionately decreased.

(B)           Combinations or Consolidations.  In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series A Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(vii)         Adjustment for Reorganizations.  If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a Liquidation, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5 or in Section 4) or a merger or consolidation of the Corporation with or into another company or the sale of all or substantially all of the Corporation’s properties and assets to any other person, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock would have been entitled on such reorganization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred Stock after the reorganization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(e)           No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

(f)            Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Series A Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred (as the case may be).

(g)           Notices of Record Date.  In the event that the Corporation shall propose at any time:

(i)            to declare any dividend or distribution upon the Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus, other than distributions to shareholders in connection with the repurchase of shares of former employees of the

Corporation or any subsidiary of the Corporation pursuant to terms approved by its Board of Directors, or

(ii)           to offer for subscription to the holders of any class or series of its Capital Stock any additional shares of Capital Stock of any class or series or any other rights; or

(iii)          to effect any reclassification or recapitalization; or

(iv)          to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of the Series A Preferred:

(A)          at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

(B)           in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days prior written notice of the date of a shareholders’ meeting at which a vote on such matters shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event and the amount of the securities or other property deliverable upon such event).

Each such written notice shall be given personally or by first class mail, postage prepaid, addressed to the holders of Series A Preferred at the address for each such holder as shown on the books of the Corporation.

6.             No Redemption.  The Series A Preferred shall not be redeemable by the Corporation without the prior affirmative vote or written consent of holders of not less than 80% of the shares of Series A Preferred than outstanding.

7.             Voting Rights.    Except as otherwise expressly provided herein or as required by law, the shares of Series A Preferred shall have no voting rights with respect to any matters submitted to a vote of shareholders; provided, however, the Corporation shall provide holders of Series A Preferred with notice of and an opportunity to attend all shareholders’ meetings of the Corporation.

8.             Protective Covenants.  So long as any shares of Series A Preferred are outstanding, the Corporation shall not, and shall not permit any other entity at least fifty percent (50%) of whose outstanding voting securities shall at the time be owned by the Corporation (a “Subsidiary”) or one or more of such Subsidiaries to, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the then-outstanding Series A Preferred voting as a single class (and not on an as-converted basis), take any action that directly or indirectly:

(i)            amends, waives, alters or repeals in a way that adversely affects the rights, powers, preferences, or other special rights or privileges of the holders of the Series A Preferred, whether by amendment to the Certificate of Incorporation, Bylaws, this Certificate of Designation or other organization documents, or by merger, consolidation, reorganization or otherwise;

(ii)           increases or decreases (other than by redemption or conversion) the authorized number of shares of Preferred Stock or Series A Preferred; or

(iii)          repurchases, redeems or reissues any Junior Securities, other than repurchases of shares of Common Stock from employees, officers, directors or consultants performing services for the Corporation or any Subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events including termination of employment or any right of first refusal.

9.             Miscellaneous.

(a)           All notices, requests, demands and other communications referred to herein shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) when received when sent by telex or facsimile; provided, however, that notices given by facsimile shall not be effective unless either (A) a duplicate copy of such facsimile notice is promptly given by depositing same in a United States post office with first-class postage prepaid and addressed to the receiving party, or (B) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this paragraph; additionally, any notice given by telex or facsimile shall be deemed received on the next Business Day if such notice is received after 5:00 p.m.  (recipient’s time) or on a non-Business Day; (iii) three (3) Business Days after the same have been deposited in a United States post office with first class or certified mail return receipt requested postage prepaid; or (iv) the next Business Day after same have been deposited with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider.  If notice is to be given (i) to the Corporation, such notice shall be addressed to its principal executive office (Attention: President) and to the transfer agent, if any, for the Common Stock, Series A Preferred or other agent of the Corporation designated as permitted hereby, or (ii) to any holder of the Series A Preferred or Common Stock, as the case may be, such notice shall be addressed to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series A Preferred or Common Stock, as the case may be), or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

(b)           In the event that, at any time as a result of an adjustment made pursuant to Section 5 hereof, the holder of any shares of the Series A Preferred (as the case may be) upon thereafter surrendering such shares for conversion shall become entitled to receive any shares or other securities of the Corporation other than shares of Common Stock, the Series A Conversion Ratio in respect of such other shares or securities so receivable upon conversion of shares of Series A Preferred (as the case may be) shall thereafter be adjusted, and shall be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in Section 5 hereof, and the remaining provisions hereof with respect to the Common Stock shall apply on like or similar terms to any such other shares or securities.

(c)           The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred or Common Stock or other securities issued on account of Series A Preferred pursuant hereto or certificates representing such shares or securities.  The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred or Common Stock or other securities in a name other than that in which the shares of Series A Preferred with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(d)           The Corporation may appoint and, from time to time discharge and change, a transfer agent of the Series A Preferred or Common Stock.  Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by hand delivery, by courier, by standard form of telecommunication or by first class mail (postage prepaid), to each holder of record of Series A Preferred and Common Stock.

10.           Specific Enforcement.  The Corporation agrees that the rights created by this Certificate of Designations are unique, and that the loss of any such rights is not susceptible to monetary quantification.  Consequently, the Corporation agrees that an action for specific performance (including for temporary and/or permanent injunctive relief) of the obligations created by this Certificate of Designations is a proper remedy for the breach of the provisions hereof, without the necessity of proving actual damage.  If any holder of any shares Series A Preferred is forced to institute legal proceedings to enforce its rights in accordance with the provisions hereof, such holder, if it prevails, shall be entitled to recover from the Corporation its reasonable expenses, including attorneys’ fees, incurred in connection with any such action.

11.           Definitions.  As used herein, the following terms shall have the following meanings assigned to them:

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized by law to close.

“Capital Stock” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), and any and all warrants, options, or other rights to purchase or acquire any of the foregoing.

“Certificate of Designation” means this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock.

“Change of Control” means the consummation of (i) the transfer (in one or a series of related transactions) of 50% or more of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to a Person or a group of Persons acting in concert, (ii) the transfer or issuance (in one or a series of related transactions) of securities of the Corporation to one Person or a group of Persons acting in concert, or (iii) an amalgamation, merger, consolidation, reorganization or similar transaction involving the Corporation, in the case of clauses (ii) and (iii) above, under circumstances in which immediately following such transaction, a Person or group of Persons collectively own a majority in voting power of the then outstanding voting power or equity securities, other than a Person or group of Persons who holds a majority interest as of the date hereof, and in each of cases (i) through (iii) above, to the extent approved by the Corporation’s Board of Directors.  A sale (or multiple related sales) of one or more Subsidiaries of the Corporation (whether by way of amalgamation, merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes 50% or more of the consolidated assets of the Corporation, to the extent approved by the Board of Directors of the Corporation and/or such Subsidiary, will be deemed a “Change of Control.”

“Liquidation” means (i) the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or (ii) a Change of Control.

“Liquidation Value” means, with respect to each share of Series A Preferred (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations), the sum of (i) the Original Issue Price of such share, plus (ii) all accrued but unpaid dividends with respect to such share from the Original Issue Date through the date on which the Liquidation Value is to be determined pursuant to the provisions hereof.

“Market Price” means, with respect to a security of the Corporation, the average of the “high” and “low” prices for shares of the security as reported in The Wall Street Journal listing for such day (corrected for obvious typographical errors), or if such shares are not reported in such listing, the average of the reported sales prices on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded, or if such shares are not listed or traded on any national securities exchange, then the average of the reported sales prices for such shares on the OTC Bulletin Board, or, if such prices shall not be reported thereon, the average of the closing bid and asked prices so reported, or, if such prices shall not be reported, then the average of the closing bid and asked prices reported by the National Quotations Bureau Incorporated.  The average price for any period shall be determined by dividing the sum of the prices determined for the individual trading days in such period by the number of trading days in such period.  Notwithstanding the foregoing, if the date for which Market Price is determined is the first day when trading for such security is reported on a national securities exchange, the Market Price shall be the “price to public” or equivalent set forth in the cover page for the final Prospectus relating to the initial public offering of such security.  For purposes of determining the Market Price of non-securities and securities that are not publicly traded, the Board shall endeavor in good faith to agree unanimously to the Market Price of such item.  If the Board is unable to do so within sixty (60) days after the occurrence of an event giving rise to a need to determine the Market Price, an investment banking firm or other appropriate appraiser chosen by a majority of the holders of the Series A Preferred and an investment banking firm or other appropriate appraiser chosen by the Corporation shall each calculate such Market Price.  In the event the difference between such valuations is less than 20% of the higher valuation, then the Market Price shall be deemed to be the average of such two valuations.  In the event that the difference between such valuations is greater than 20% of the higher valuation, the two appraisers shall designate a third appraiser which shall select from the two valuations the valuation that such third firm determines to be closer to its own valuation, and the valuation so selected shall be considered the Market Price.  In all events, the fees and expenses of any such appraisers shall be paid by the Corporation.

“Marketable Securities” means securities that are actively traded on an established U.S. or foreign securities exchange, reported on the National Association of Securities Dealers, Inc. Automated Quotation National Market System; provided that any such securities shall be deemed Marketable Securities only if they are freely tradable.  Freely tradable for this purpose shall mean securities that (a) are transferable in a public securities transaction pursuant to Section 4(1) of the Securities Act or a then effective registration statement under the Securities Act, (b) are not subject to any lock-up period or other contractual restriction on transfer, and (c) at the time of distribution of such securities by the Corporation, upon the sale of such securities on the date of distribution, would result in proceeds denominated in United States dollars.

“Original Issue Price” means $800 (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations with respect to such Series A Preferred).

“Person” means any natural person, limited liability company, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

“Preferred Stock” means the authorized Preferred Stock of the Corporation.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Certificate, and caused it to be filed, on behalf of the Corporation as of the Effective Date.

ARGYLE SECURITY, INC.

By:

Name:

Title: